Exhibit 99.(a)(1)(E)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES PARTICIPATING IN
THE OPTION EXCHANGE PROGRAM CONFIRMING RECEIPT OF ELECTION
FORM

Date:
To:	[•]
From:	Internap Network Services Corporation
Re:	Confirmation of Receipt of Election Form

This message confirms that we have received your Election Form. If your Election Form is properly completed and signed, and all eligibility requirements are met, we will accept your eligible options elected for exchange, subject to the terms and conditions set forth in the exchange offer, at 11:59 p.m., U.S. Eastern Time, on September 27, 2006, unless this exchange offer is extended by us. If you did not strike through any grants on your Eligible Option Information Sheet, then all of the identified eligible options will be cancelled upon expiration of the exchange offer.

Unless you withdraw your tendered eligible options by providing us a properly completed and signed Notice of Withdrawal before 11:59 p.m., U.S. Eastern Time, on September 27, 2006 (or, if the exchange offer is extended, before the new termination date), we will cancel all eligible options that you have properly tendered for exchange. If you do not withdraw your tendered eligible options and we accept your eligible options for exchange, promptly following the expiration of this exchange offer we will provide you with a “rights letter” confirming that your eligible options have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive it before the expiration of the exchange offer.

You should direct questions about the exchange offer or requests for assistance to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com.